Exhibit 99.1

Sparton Corporation

Fiscal 2013 Year-End Financial Results

September 4, 2013

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Corporate Development) SPEAKS

Thank you operator. Good morning and thank you for participating in Sparton’s fiscal 2013 year-end financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

For details related to the disclosure of non-GAAP financial measures, please reference slide 2 in our accompanying presentation.

{Slide 3 – Today’s Agenda}

Today, Cary Wood, our President and CEO, and Mark Schlei, our CFO, will report our fiscal year 2013 fourth quarter and year-end financial results, provide an update on the status of our liquidity and capital resources, and provide an outlook of fiscal 2014. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at approximately 11:00am CT.

I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2013 year-end conference call.

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I would like to start by expressing how pleased we are with our fourth quarter performance that translated into very strong year-over-year financial results.

{Slide 4 – 4th Quarter Highlights}

Today, we will begin by reviewing a few of our fourth quarter performance highlights:

•	We were awarded 26 new business programs during the fourth quarter of fiscal 2013 with potential annualized sales of $12 million.

•	We completed the acquisition of certain assets of Creonix, LLC.

•	The quarter end sales backlog of approximately $200 million, including approximately $32 million from the Company’s newly acquired business Onyx EMS, LLC, represented a 35% increase over a year ago. Excluding the newly acquired businesses, the backlog was approximately $168 million representing a 13% increase over the prior year-end.

•	The Onyx medical business resulted in net sales of $13.1 million, operating income of $0.6 million and adjusted EBITDA of $1.7 million, and

•	The Company was added to the Russell 2000 Index.

{Slide 5 – Other Year-End Highlights}

Additionally, a few more of our full-year performance highlights were:

•	Being awarded a total of 71 new business programs in our contract services business with potential annualized sales of $39 million.

•	We entered into a new five year credit agreement with BMO Harris Bank providing $65 million of committed credit facilities. The new facility also includes a $35 million accordion feature which could raise the total facility to $100 million.

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•	We recognized a $2.1 million income tax benefit with respect to the Company’s investments in and advances to its 100% owned Canadian subsidiary.

•	Lastly, the acquisition of Onyx resulted in net sales of $31.2 million, adjusted operating income of $0.1 million and adjusted EBITDA of $3.3 million.

{Slide 6 – Consolidated Financial Results}

I would now like to review our fourth quarter and year-end consolidated performance.

For the fourth quarter of fiscal 2013 ended June 30, 2013, the Company reported fourth quarter sales of $87.1 million, or an increase of 42%, from $61.3 million for the fourth quarter of fiscal 2012. Reported net income for the fourth quarter of fiscal 2013 was $6.8 million or $0.67 per share, basic and diluted compared to net income of $4.1 million, or $0.40 per share, basic and diluted in the same quarter a year ago. As projected the last few quarters, the fourth quarter benefitted from sales delays from prior quarters; namely, soft Medical sales in our 3rd quarter as well as the timing of domestic and foreign sonobuoy sales throughout the year.

Our full-year consolidated revenue, with the acquisitions included, was $266.0 million, increasing 19% or $42.4 million from the prior year. Without the addition of Onyx, revenue was $234.8 million, up $11.2 million or 5% from the prior year, primarily due to increased domestic sonobuoy sales and existing customer demand across all segments, offset by decreased U.S. Navy engineering sales and foreign sonobuoy sales.

Our adjusted gross profit in fiscal 2013 was $46.2 million or 17.4% compared to $38.4 million or 17.2% in fiscal 2012. Without the impact of Onyx, gross profit would have been $46.2 million or 17.8%. The majority of the increase within the legacy business is attributable to favorable mix in Medical, offset by reduced margins due to product mix in the DSS segment.

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Selling and administrative expenses increased to $26.5 million or 9.9% of revenue in fiscal 2013 as compared to $22.2 million or 9.9% of revenue in the prior year. The dollar increase relates to the addition of Onyx’s SG&A, the costs associated with the Onyx and Creonix acquisitions, as well as acquisition related expenses for other non-transacted opportunities, and costs related to the Company’s overall transformation of the finance organization.

{Slide 7 – Adjusted EBITDA}

The adjusted EBITDA for fiscal 2013 is $22.1 million, or 8.3% of revenue as compared to $16.7 million, or 7.5% of revenue in the prior year. The increase reflects Onyx’s EBITDA of $3.3 million, favorable mix in and increased volume in Medical as well as increased volume in Complex Systems, offset by a decrease of foreign sonobuoy sales.

I would now like to turn over the next portion of today’s call to Mark so that he can update you on our individual segment results and our liquidity and capital resources.

MARK SCHLEI (CFO) SPEAKS

Thanks Cary.

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{Slide 8 – Medical Sales & Gross Profit Results}

Excluding the fiscal year 2013 incremental sales from the acquisition of Onyx, legacy Medical sales increased approximately $3.4 million as compared with the prior year quarter. Reflected within the increase is $7.6 million of increased sales to this business unit’s largest customer due to expanded demand for its programs and additional refurbishment service revenue which began in the second half of fiscal 2012. Additionally reflected is $1.1 million of increased sales to two other customers to meet increased demand for their products. Offsetting these increases were decreased sales to two customers totaling $4.3 million. Decreased sales to one customer reflects its previously announced dual sourcing of certain of its programs with the Company during fiscal 2012. Decreased sales to the other customer reflects this customer’s disengagement during fiscal 2012. Several other customers in the aggregate accounted for the remaining sales variance.

{Slide 9 – Medical Gross Profit Results}

Excluding Onyx, the gross margin on Medical sales increased to 17.2% from 14.6% for the three months ended June 30, 2013 and 2012, respectively. This improvement in margin on Medical sales primarily reflects certain favorable product mix between the two periods.

{Slide 10 – Complex Systems Operating Results}

Excluding an increase in intercompany sales of $0.9 million and $0.3 million of incremental sales from the acquisition of Creonix, CS sales to external customers for the three months ended June 30, 2013 increased $0.8 million, or 7%, as compared with the same quarter last year, primarily due to increased sales to one customer, reflecting relative demand for this customer’s products.

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Gross margin on CS sales decreased to 11.1% for the three months ended June 30, 2013 compared to 15.5% for the three months ended June 30, 2012, primarily reflecting unfavorable product mix between the comparative periods, partially offset by increased capacity utilization at the segment’s Vietnam facility.

{Slide 11 – DSS Operating Results}

DSS sales increased approximately $8.3 million, or 40%, in the three months ended June 30, 2013 as compared with the same quarter last year, reflecting increased sonobuoy sales to foreign governments and the U.S. Navy, partially offset by decreased U.S. Navy engineering sales in the current year quarter.

Gross margin on DSS sales decreased to 25.8% for the three months ended June 30, 2013 compared to 27.0% for the three months ended June 30, 2012, primarily reflecting unfavorable overhead absorption related to reduced production activity as inventory levels were reduced in the 4th quarter.

{Slide 12 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the quarter. As of June 30, 2013, the Company had $10.0 million borrowed and $55.0 million available under its new credit facility, available cash and cash equivalents of $6.1 million and performance based payments received under U.S. Navy contracts in excess of the funding of production to date under those contracts of $13.4 million. The Company’s debt-to-equity ratio was 0.12 to 1 and adjusted debt-to-EBITDA leverage was 0.5x at June 30, 2013.

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Summarizing our cash flows, operating activities provided $2.9 million and $26.9 million of net cash flows for the years ended June 30, 2013 and 2012, respectively. Excluding changes in working capital, operating activities provided $19.8 million in fiscal 2013, reflecting the Company’s relative operating performance during the year. Working capital used $16.9 million of net cash flows for the year, primarily reflecting increased accounts receivable and funding of production related to U.S. Navy contracts during the year in excess of performance based payments received and increased inventory.

Cash flows used in investing activities for the year ended June 30, 2013 totaled $51.1 million and primarily reflects the $43.3 million acquisition and $2.2 million working capital adjustment of Onyx and $2.1 million for the acquisition of certain assets of Creonix. The acquisitions were funded through the use of Company cash and borrowings under the Company’s new credit facility. Finally, cash flows from financing activities for fiscal 2013 provided $7.3 million and primarily reflects the net borrowing of $10.0 million under our new credit facility to partially fund the Onyx acquisition.

I would now like to turn the presentation back over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mark.

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{Slide 13 – Acquistion Update}

I would like to close the presentation by providing an update on our two most recent acquisitions, Creonix and Aydin Displays, a summary of fiscal 2013, and a brief outlook on what to expect in fiscal 2014.

In June, we completed the acquisition of inventory and equipment of Creonix, a $12 million revenue business, in an all-cash transaction of $2.1 million. The addition of Creonix provides us the additional capability of cable and wire harness engineering and assembly, further expansion into the Industrial and Mil/Aero markets, diversification of our customer base, and the increased utilization of our existing assets as this tuck-in acquisition is a great example of our strategy to maximize existing assets. The company also has a northeast sales office in New Milford, Connecticut and a solid new business development pipeline of new and existing customers. Since there will not be an addition of significant fixed overhead in Brooksville related to this transaction, we expect Creonix to be accretive to earnings within the next 9-12 months, once transitioning activities are completed.

Last week, we completed the transaction to acquire certain assets and liabilities of Aydin Displays, Inc., an $18 million revenue business, in an all-cash transaction of $15 million, plus up to an additional $6.6 million earnout if elevated performance levels in the coming 12 months are realized.

Aydin Displays develops enhanced flat panel display and touch-screen solutions with application-critical performance criteria for the Military & Aerospace and Civil Marine markets. These products are currently specified in the P8A behind-the-cockpit control center, the command and control centers of many U.S. Navy ships, FAA air traffic control systems, and cockpit command centers for various civil marine applications. The company will continue to operate as Aydin Displays within the DSS segment.

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This addition provides us with engineered product content to further enhance our capabilities within the electromechanical value stream and provides lead generation opportunities for our contract services side of the business. Additionally, Aydin’s products are an integral part of the P8A program, as are our sonobuoy products. We also believe we will be able to enhance the solutions selling approach of both Aydin Displays and our Defense & Security Systems business segment to the Department of Defense and other prime defense contractors, as well as key customers located across the globe.

{Slide 14 – Fiscal 2013 Summary}

As in years past, DSS’s sales in the fourth quarter had a positive impact to the Company’s overall year-end results. Foreign sonobuoy orders can fluctuate greatly and the timing of these orders can have a significant effect on DSS results, either to the positive or to the negative, and domestic sonobuoy sales are heavily influenced in the fourth quarter by the U.S. Navy’s availability to perform final product testing.

We were pleased with Sparton Onyx’s strong performance in the 4th quarter reflecting the strategic importance of this acquisition. Also, by acquiring certain assets of Creonix, LLC, we have enhanced the Brooksville location’s manufacturing capabilities by adding complex device builds as well as wire harness design and assembly with all new customers in the Industrial and Military & Aerospace markets. As we look to the future, the M&A team continues to diligently search for acquisitions that satisfy a strategic initiative, such as increasing geographical reach;

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providing additional capabilities, including business-to-business engineered products; further diversification of our customer base; adding market share; or providing other operational and/or financial based synergies.

Since the turnaround began in 2009, we have been paying close attention to the performance of the Complex System segment. At that time, it was over 50% of Sparton’s revenue while being the largest contributor to the Company’s overall financial losses due to significant operational challenges such as suboptimal service levels and excess capacity. In the last few years, in part, through the implementation of the Sparton Business System, a collection of industry leading best practices, this segment has been revitalized to the point where it has been consolidated into two profitable locations with enhanced management teams, has increased service levels to all-time highs and ahead of industry benchmarks, and has evolved the Vietnam facility into a key strategic asset for many of our current and future customers. In the past year alone, Complex Systems’ revenue grew 13%, 19 new programs were awarded, and it added manufacturing capabilities of complex device build and wire harness design and assembly. We strongly believe that the Complex Systems segment has returned to an acceptable level of profitability and has the momentum to effectively further contribute to the Company’s success in the years to come.

{Slide 15 – Fiscal 2014 Summary}

As we enter fiscal 2014, we continue to implement our Strategic Growth Plan to achieve $500 million of revenue at a 10% EBITDA margin by the end of fiscal 2015. We have made gains in both our revenue stream and EBITDA margin expansion in the last year and will continue to focus on the same priorities – further execution of our growth strategy, a continued focus on sustained profitability, and the completion of integration activities of the Creonix and Aydin Displays acquisitions.

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As in the past, we will be presenting at various conferences, meeting with our existing investors, and calling on potential new investors throughout the year. In the near term, some of the events that will be occurring in the upcoming months are:

•	An industry speaking engagement at the Outsourcing Navigator’s Council, Manufacturing 2.0 Conference at Cisco in the Silicon Valley on October 2nd

•	Singular Research Conference in Los Angeles on October 3rd

•	Southwest IDEAS Conference in Dallas on November 20th & 21st

In conclusion, we are very pleased with our fiscal 2013 performance and the progress made towards our strategic growth plan, and this success could not be realized without the efforts and contributions of everyone within Sparton. It is truly a rewarding experience to see how the organizational culture has changed, resulting in our recent successes, and we are excited to carry that momentum into fiscal 2014 and beyond.

Thank you for your continued support.

{Slide 13 – Q&A}

MIKE OSBORNE SPEAKS

Thank you, Cary and Mark. We will now open it up for questions. Operator, the first question please.

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After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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